Exhibit 99.2
RISK FACTORS

We may be required to seek bankruptcy protection or other in-court relief or restructuring.

While we continue to pursue efforts to raise capital and restructure our operations to reduce our cash spend, there is no assurance that we will succeed. Without further sources of funding, the Company anticipates that its existing cash resources will be depleted by the end of fiscal year 2024. If we fail in our efforts to raise necessary additional capital (whether through the sale of equity or assets, the issuance of debt, the entry into strategic partnerships or otherwise) sufficiently in advance of the end of the fiscal year, as we determine to be appropriate under the circumstances, then we may seek bankruptcy protection or other in-court relief, which could have a material negative impact on our stockholders. In the event of an insolvency proceeding, or restructuring of our capital structure, holders of the Company’s Class A Common Stock could suffer a total loss of their investment. An investment in our Class A Common Stock is highly speculative and there can be no assurance if or when we might take any of these actions. Additionally, we have a limited number of authorized but unissued or reserved shares of Class A Common Stock, which could make raising additional equity capital more challenging

We may be delisted from The Nasdaq, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We are at risk of being delisted from Nasdaq Global Select Market as a result of our current stock price.

On January 23, 2024, the Company received a new letter from The Nasdaq Stock Market notifying the Company that it no longer complies with the Bid Price Rule for continued listing on The Nasdaq Global Select Market. The Bid Price Rule requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq’s Compliance Period Rule provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days.

In accordance with the Compliance Period Rule, the Company has 180 calendar days, or until July 22, 2024, to regain compliance. If, at any time before the end of this 180-day period, or through July 22, 2024, the closing bid price of the Class A Common Stock closes at or above $1.00 per share for a minimum of 10 consecutive business days, subject to the Staff’s discretion to extend this period pursuant to Nasdaq Listing Rule 5810(c)(3)(H), the Staff will provide written notification that the Company has achieved compliance with the Bid Price Rule. If the Company does not regain compliance during this 180-day period, then the Staff may grant the Company a second 180 calendar day period to regain compliance. However, we have been advised by the Staff that, in order to be eligible to receive the second 180 calendar day period to regain compliance, we must file an application to transfer our listing from The Nasdaq Global Select Market to The Nasdaq Capital Market. In connection with such application, we will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement. In addition, the Company would be required to notify Nasdaq of its intent to cure the minimum bid price deficiency during the second compliance period, which may include, if necessary, implementing a reverse stock split. On July 5, 2024, the Company filed an application with Nasdaq to transfer from The Nasdaq Global Select Market to The Nasdaq Capital Market. Nasdaq has the ability to shorten the second 180-day cure period under certain circumstances, including if a security has a closing bid price of $0.10 or less for ten consecutive trading days.

If Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•a limited availability of market quotations for our securities;
•reduced liquidity for our securities;
•a determination that our Class A Common Stock is a “penny stock” which will require brokers trading in our Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
•a limited amount of news and analyst coverage; and
•a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Class A Common Stock and public warrants are listed on The Nasdaq Global Select Market, our Class A Common Stock and public warrants qualify as covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on The Nasdaq Global Select Market or The Nasdaq Capital Market, our securities would not be covered securities, and we would be subject to regulation in each state in which we offer our securities.

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